Via Facsimile and U.S. Mail
Mail Stop 6010


August 2, 2005


Mr. Daniel Junius
Senior Vice President and Chief Financial Officer
ImmunoGen, Inc.
128 Sidney Street
Cambridge, MA 02139

Re:	ImmunoGen, Inc.
	Form 10-K for the fiscal year ended June 30, 2004
Forms 10-Q for the periods ended September 30, 2004, December 31,
2004 and March 31, 2005
	File No. 000-17999

Dear Mr. Junius:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,



      Joel N. Parker
								Accounting Branch Chief